EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT: Larry Adeleye AVP/Director of Investor Relations W 614.917.5108	Kyle Anderson AVP/Director of Corporate Communication W 614.917.5497 M 614.477.5301

State Auto Financial Estimates Impact Of Catastrophe

Losses On Third Quarter Results

COLUMBUS, OHIO – October 17, 2011 – State Auto Financial Corporation (NASDAQ:STFC) today announced its preliminary estimate of the impact of catastrophe losses on its third quarter results. The company estimates third quarter 2011 results will include between $60 million and $63 million in pre-tax catastrophe losses, which includes approximately $25 million of prior period development from second quarter 2011 catastrophes.

Catastrophic events during the third quarter included Hurricane Irene (approximately $16 million) and other catastrophe events. Prior to 2011, STFC’s historic five-year average catastrophe losses for the third quarter are approximately $25 million.

STFC expects to release its third quarter 2011 results on Tuesday, Nov. 1, 2011, before the open of regular trading on the NASDAQ Stock Market and discuss its third quarter results in a conference call on Tuesday, Nov. 1, 2011, at 10 a.m. ET. The call is being webcast by Thomson Reuters and can be accessed via the Investors tab of http://www.StateAuto.com/. The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com/.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products in all 50 states and the District of Columbia through independent insurance agencies and brokers. The State Auto Group is rated A (Excellent)

by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.